[Letterhead of Simon, Master & Sidlow, P.A.]


                                November 1, 2000



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


     We were previously principal accountants for Cecil Bancorp, Inc. and, under the date January 27, 2000, we reported on the consolidated financial statements of Cecil Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On November 1, 2000, we were notified that our appointment as principal accountants would be terminated, effective on November 15, 2000. We have read Cecil Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated November 1, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Cecil Bancorp, Inc.'s statements that their decision to change auditors was recommended by the Audit Committee and unanimously approved by the Board of Directors nor Cecil Bancorp, Inc.'s stated reason for changing principal accountants.

                                                Sincerely,

                                                /s/ Simon, Master & Sidlow, P.A.

                                                Simon, Master & Sidlow, P.A.